Exhibit 99.2

For Immediate Release: February 28, 1995

VALLEY NATIONAL BANCORP COMPLETES MERGER WITH AMERICAN UNION BANK

WAYNE, NJ -- Gerald H. Lipkin, Chairman and Chief Executive Officer of Valley National Bancorp (NYSE:VLY) announced today the comple-tion of the previously announced merger with American Union Bank, based in Union, New Jersey.

As a result of the merger, American Union shareholders received .50 shares of Valley common stock for each share of American Union common stock that they own. American Union has 549,970 outstanding shares of common stock.

American Union has approximately $55 million in assets and operates two branch offices in Union and Roselle Park.

Lipkin noted, "The merger with American Union is consistent with Valley's strategy of growth within New Jersey through acquisitions of other strong financial institutions."

The merger increases Valley National's total assets to approximate-ly $3.7 billion and its branch network to 64 offices in 43 communities in Bergen, Essex, Hudson, Middlesex, Morris, Passaic,
Somerset, and Union counties.

On February 27, 1995, Valley signed a definitive merger agreement by which Valley agreed to acquire Lakeland First Financial Group, Inc., the holding company for Lakeland Savings Bank, a $661 million, 16-branch bank headquartered in Succasunna, NJ. The definitive merger agreement was negotiated pursuant to the previously announced letter of intent signed by the parties. The merger will expand Valley's branch network in Morris County and extend it into two new counties, Sussex and Warren.